Exhibit 99.1

O-I to Sell Plastics Packaging Business to Rexam PLC

PERRYSBURG, Ohio — June 11, 2007 - Owens-Illinois, Inc., (NYSE: OI) today announced that the Company concluded the strategic review process of its plastics portfolio and has entered into a definitive agreement with Rexam PLC to sell its plastics packaging business.

Total consideration for the business (including tax basis step-up) will be approximately $1.825 billion, to be paid in cash at closing.  For the twelve months ended December 31, 2006, O-I Plastics had revenues of approximately $760 million.

The transaction, which has been approved by the board of directors of both Rexam and O-I, is expected to close early in the third quarter, subject to regulatory approvals and Rexam shareholder approval.  O-I intends to use the majority of the sale proceeds to reduce senior secured debt maturing in 2009, 2011 and 2012.  As a result of existing tax loss carryforwards, O-I expects to have only minimal federal cash tax liability from the sale transaction.

“I am pleased with the outcome of our strategic review process and am extremely confident that O-I’s Plastics business will be in very good hands,” said Al Stroucken, O-I chairman and chief executive officer.  “This sale and the subsequent debt reduction will give us greater operating flexibility and allow us to better focus resources to improve our core glass business.”

O-I Plastics, comprised of HealthCare Packaging and Closure & Specialty Products, is an innovation and technological leader in the fields of healthcare packaging and specialty closure systems in the U.S.  The Company is a pioneer in the design, manufacture and sale of plastic packaging solutions for companies in the pharmaceutical, healthcare, food and beverage, personal care, household and automotive industries.  O-I Plastics has approximately 2,800 employees in 19 plants in the United States (including Puerto Rico), Mexico, Brazil, Hungary, Singapore and Malaysia with a headquarters and technical development center in Perrysburg, Ohio.

Goldman, Sachs & Co. is acting as exclusive financial advisor to O-I and Simpson Thacher & Bartlett LLP is acting as exclusive legal advisor to O-I.

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 28,000 people and has 100 manufacturing facilities in 23 countries.  In 2006, net sales were $7.4 billion.  For more information, visit http://www.o-i.com.

Contact: Owens-Illinois, Inc., Kelley Yoder, +1 567 336-1388.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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